CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

ADMINISTRATIVE SERVICE AGREEMENT

This Administrative Service Agreement (the “Agreement”), effective January 1, 2017, is made by and between Nationwide Financial Services, Inc. (“NFS”) and Eaton Vance Management (the “Company”);

WHEREAS, the Company is responsible for certain administrative functions associated with each Portfolio (each, a “Portfolio” and collectively, the “Portfolios”) set forth on Exhibit A, which may be amended from time to time; and

WHEREAS, NFS or its designee provide certain administrative services to the owners of certain variable annuity contracts and/or variable life insurance policies (collectively, the “Variable Products”) issued by Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company (collectively, “Nationwide”) through certain Nationwide Variable Accounts; and

WHEREAS, the Portfolios will be included as underlying investment options for the Variable Products issued by Nationwide through the Variable Accounts pursuant to a Fund Participation Agreement previously or contemporaneously entered into by Nationwide and the Company and/or Portfolios; and

WHEREAS, the Company recognizes substantial savings of administrative expenses as a result of NFS or its subsidiaries performing certain administrative services (“Services”) on behalf of the Portfolios; and

NOW, THEREFORE, NFS and the Company, in consideration of the undertaking described herein, agree that the Portfolios will be available as underlying investment options in the Variable Products issued by Nationwide, subject to the following:

1.

NFS or its designee agrees to provide Services for the contract owners of the Variable Products who choose the Portfolios as underlying investment options. Such Services will include those described on Exhibit B.

2.

In consideration for the Services to be provided by NFS to the Variable Products pursuant to this Agreement, the Company will calculate and pay NFS a fee (“Service Fee”) at an annualized rate equal to the rates shown on Exhibit A of the average daily net assets of each Portfolio held by the Variable Accounts during the period in which they were earned.

3.

The Service Fees will be paid to NFS as soon as practicable, but no later than 30 days after the end of the period in which they were earned. The Service Fees will be paid on a quarterly or monthly basis.

4.

NFS and the Company agree that the Service Fee described in this Agreement is for administrative services only and does not constitute payment in any manner for investment advisory services or the cost of distribution of the Portfolios.

5.	The parties agree that a Service Fee will be paid to NFS according to this Agreement with respect to each Portfolio as long as shares of such Portfolio are held by the Variable Accounts.

This provision will survive termination of this Agreement and the termination of the related Fund Participation Agreement(s) with Nationwide.

6.

Either party may terminate this Agreement by at least 90 days’ written notice to the other. In addition, NFS or the Company may terminate this Agreement immediately upon written notice to the other: (1) if required by any applicable law or regulation; (2) if NFS or the Company engage in any material breach of this Agreement; or (3) in the event of an assignment as defined by Section 2(a)(4) of the Investment Company Act of 1940, as amended. This Agreement will terminate immediately and automatically with respect to Portfolios held in the Variable Accounts upon the termination of the Fund Participation Agreement which governs a Portfolio’s inclusion as an underlying investment option in the Variable Products and in such event no notice is required under this Agreement.

7.	Each notice required by this Agreement shall be given by wire and confirmed in writing to:

If to NFS:

Nationwide Financial

One Nationwide Plaza, 5-02-210A

Columbus, Ohio 43215

Attention: AVP, External Funds Management

If to the Company:

Eaton Vance Management

Two International Place

Boston, MA 02110

Attention: Chief Legal Officer

9.

This Agreement shall be construed and the provisions hereof interpreted in accordance with the laws of Ohio. This Agreement shall be subject to the provisions of the federal securities statutes, rules and regulations, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant and the terms hereof shall be interpreted and construed in accordance therewith.

10.

Each of the parties to this Agreement acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements or arrangements with other entities.

11.	Each of the parties to this Agreement may disclose the annual fees payable to Nationwide under this Agreement as set forth in Exhibit A.

12.

This Agreement may not be assigned unless agreed to by the parties in writing, except that it shall be assigned automatically to any successor either party, and any such successor shall be bound by the terms of this Agreement.

Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.

NATIONWIDE FINANCIAL SERVICES, INC.

By:	/s/ Steven D. Pierce
Name:	Steven D. Pierce
Title:	AVP, External Funds Management

EATON VANCE MANAGEMENT

By:	/s/ Maureen Gemma
Name:	Maureen Gemma
Title:	Secretary

EXHIBIT A

TO ADMINISTRATIVE SERVICE AGREEMENT

PORTFOLIO(S)	SERVICE FEES

Calvert VP S&P 500 Index Portfolio, a series of Calvert Variable Products, Inc.	[***] basis points

EXHIBIT B

TO ADMINISTRATIVE SERVICE AGREEMENT

Services Provided by NFS

Pursuant to the Agreement, NFS shall perform all administrative and shareholder services with respect to the Variable Products, including but not limited to, the following:

1.

Maintaining separate records for each contract owner, which shall reflect the Portfolio shares purchased and redeemed and Portfolio share balances of such contract owners. NFS will maintain a single master account with each Portfolio on behalf of contract owners and such account shall be in the name of NFS (or its designee) as record owner of shares owned by contract owners.

2.	Disbursing or crediting to contract owners all proceeds of redemptions of shares of the Portfolios and all dividends and other distributions not reinvested in shares of the Portfolios.

3.

Preparing and transmitting to contract owners, as required by law, periodic statements showing the total number of shares owned by contract owners as of the statement closing date, purchases and redemptions of Portfolio shares by the contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Portfolio shares), and such other information as may be required, from time to time, by contract owners.

4.	Supporting and responding to service inquiries from contract owners.

5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for contract owners.

6.	Generating written confirmations and quarterly statements to Contract owners/participants.

7.

Distributing to contract owners, to the extent required by applicable law, Portfolios’ prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Portfolios are required by law or otherwise to provide to their shareholders or prospective shareholders.

8.	Transmitting purchase and redemption orders to the Portfolios on behalf of the contract owners.

FIRST AMENDMENT TO

ADMINISTRATIVE SERVICE AGREEMENT

This First Amendment (“Amendment”) dated as of February 23, 2021, amends the Administrative Service Agreement (“Agreement”) dated January 1, 2017, by and between Nationwide Financial Services, Inc. (“NFS”) and Eaton Vance Management (the “Company”).

WHEREAS, the parties hereto desire to amend the Agreement.

NOW, THEREFORE, the parties hereto agree to amend the Agreement as follows:

1.	Exhibit A to the Agreement is deleted in its entirety and replaced with the Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this amendment to the Fund Participation Agreement as of the date and year first above written.

NATIONWIDE FINANCIAL SERVICES, INC.		EATON VANCE MANAGEMENT

By:	/s/ Leland W. Cummings	By:	/s/ James Kirchner
	Leland W. Cummings		James Kirchner
Title:	VP, Head of Fund Operations	Title:	Treasurer

EXHIBIT A

PORTFOLIOS	SERVICE FEES

Calvert Variable Series, Inc.

Calvert VP SRI Balanced Portfolio	[***] bps
Calvert VP SRI Mid-Cap Growth Portfolio	[***] bps

Calvert Variable Products, Inc.:

Calvert VP EAFE International Index Portfolio	[***] bps
Calvert VP Investment Grade Bond Index Portfolio	[***] bps
Calvert VP Nasdaq-100 Index Portfolio	[***] bps
Calvert VP Russell 2000 Small Cap Index Portfolio	[***] bps
Calvert VP S&P 500 Index Portfolio	[***] bps
Calvert VP S&P Mid-Cap 400 Index Portfolio	[***] bps
Calvert VP Volatility Managed Growth Portfolio	[***] bps
Calvert VP Volatility Managed Moderate Growth Portfolio	[***] bps
Calvert VP Volatility Managed Moderate Portfolio	[***] bps

SECOND AMENDMENT TO

ADMINISTRATIVE SERVICE AGREEMENT

This Second Amendment (“Amendment”) dated as of June 14, 2024, amends the Administrative Service Agreement (“Agreement”) dated January 1, 2017, by and between Nationwide Financial Services, Inc. (“NFS”) and Eaton Vance Management (the “Company”).

WHEREAS, on March 1, 2017, Nationwide’s insurance subsidiary, Nationwide Life Insurance Company, acquired Jefferson National Financial Corp. and certain subsidiaries, including Jefferson National Life Insurance Company (“JNL”), Jefferson National Life Insurance Company of New York (“JNLNY”) and Jefferson National Securities Corporation (“JNSC”), (collectively, “Jefferson National”);

WHEREAS, JNSC merged with NFS’s broker-dealer subsidiary Nationwide Investment Services Corporation (“NISC”) on or about January 1, 2023;

WHEREAS, it is intended the JNL, JNLNY, and the Company will terminate their existing contractual relationships and be subject to the terms of this Agreement effective June 14, 2024; and

WHEREAS, the parties hereto desire to amend the Agreement.

NOW, THEREFORE, the parties hereto agree to amend the Agreement as follows:

1.

Effective as of June 14, 2024, JNL and JNLNY (i) hereby adopt all terms of the Agreement, (ii) affirm all respective agreements made in the Agreement, including any representations, warranties and conditions made by Nationwide, as of the date of this Amendment, and (iii) agree that the terms of the Agreement that relate to Nationwide will now relate to JNL and JNLNY;

2.	Nationwide confirms that all of its representations, warranties, and conditions in the Agreement continue in full force and effect.

3.

The parties hereby acknowledge and agree that entry into this Amendment shall not be construed as a waiver or termination of any liability of JNL or JNLNY to the Corporations, Portfolios or Distributor, known or unknown as of the date of this Amendment, pursuant to the existing contractual relationships outlined in a separate “Termination of Agreements” Notice provided by Nationwide contemporaneous with execution of this Amendment.

4.	The Company’s information in the Notice section is changed to the following:

c/o Eaton Vance Management

One Post Office Square

Boston, MA 02110

Attention: Chief Legal Officer

5.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

NATIONWIDE FINANCIAL SERVICES, INC.		EATON VANCE MANAGEMENT

/s/ Leland W. Cummings		/s/ Lisa Buhain Winslow
By:	Leland W. Cummings	By:	Lisa Buhain Winslow
Title:	VP, Head of Fund	Title:	Chief Administrative Officer
Operations